Exhibit 99.1

BlueLinx Announces First Quarter 2023 Results

MARIETTA, GA, May 2, 2023 - BlueLinx Holdings Inc. (NYSE:BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months ended April 1, 2023.

FIRST QUARTER 2023 HIGHLIGHTS
(all comparisons are versus the prior year period unless otherwise noted)

•Net sales of $798 million, a decrease of $504 million
•Gross profit of $134 million, gross margin of 16.7% and specialty margin of 18.8%
•Net income of $18 million, or $1.94 diluted earnings per share
•Adjusted net income of $23 million, or $2.53 adjusted diluted earnings per share
•Adjusted EBITDA of $47 million, 5.9% of net sales
•Operating cash generated of $89 million and free cash flow of $80 million
•Available liquidity increased to $723 million, including $376 million cash on hand
•Net debt of $195 million and net leverage ratio of 0.6x

“Our first quarter performance reflected the continued execution of our long-term strategy in a challenging market, guided by a continued focus on high-value specialty categories and operational, pricing, and procurement excellence across our distribution network,” stated Shyam Reddy, President and CEO of BlueLinx. “Despite a decline in demand for building products across our industry since late last year, we worked hard to maintain both our price and cost discipline, resulting in solid margin performance, lower operating expenses and strong operating cash flow.”

“BlueLinx remains well-positioned for future growth by leveraging its national scale, deep supplier and customer relationships and fortified balance sheet,” continued Reddy. “We will remain disciplined in our approach to capital allocation to drive long-term value creation and we intend to repurchase $34 million of the company’s common stock under our existing $100 million dollar share repurchase program in the near term.”

FIRST QUARTER 2023 FINANCIAL PERFORMANCE
In the first quarter of 2023, net sales were $798 million, a decrease of $504 million, or 39% when compared to the first quarter of 2022. Gross profit was $134 million, a decrease of $158 million, or 54%, year-over-year, and gross margin was 16.7%, down 560 basis points from the same period last year.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, industrial products and specialty lumber and panels, decreased $200 million, or 26%, to $568 million. This decline was due to lower volume, primarily related to engineered wood products. Gross profit from specialty product sales was $107 million, a decrease of $77 million, or 42%, compared to the first quarter last year. Gross margin was 18.8% compared to 24.0% in the prior year period.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, decreased $304 million, or 57%, to $230 million in the first quarter and gross profit from sales of structural products decreased $80 million from $107 million in the prior year period. The decrease in structural sales and gross profit was due primarily to the year-over-year declines in the average composite price of framing lumber and structural panels, which were 67% and 60% respectively. Gross margin on structural product sales was 11.7% in the first quarter, down from 20.0% in the prior year period.

Selling, general and administrative (“SG&A”) expenses were $91 million in the first quarter, including approximately $2 million of incremental operating expenses related to our acquisition of Vandermeer Forest Products, and was flat versus the prior year period.

Net income was $18 million, or $1.94 per diluted share, versus $133 million, or $13.19 per diluted share, in the prior year period. Adjusted Net Income was $23 million, or $2.53 per diluted share compared to $136 million, or $13.44 per diluted share in the first quarter of last year.

Adjusted EBITDA was $47 million, or 5.9% of net sales, for the first quarter of 2023, as compared to $202 million, or 15.5% of net sales in the first quarter of 2022, which was an all-time high for Company quarterly Adjusted EBITDA.

Net cash generated from operating activities was $89 million in the first quarter of 2023 compared to $2 million in the prior year period, and free cash flow was $80 million. The increase in cash generated during the first quarter was driven by a net benefit from working capital, primarily related to a reduction of about $75 million in specialty inventory.

CAPITAL ALLOCATION AND FINANCIAL POSITION
During the first quarter, we invested $9 million of cash in capital investments used to improve our distribution facilities and upgrade our fleet, an increase of $6 million when compared to the prior year period. Additionally, we have $34 million of share repurchase authorization remaining. Under our remaining share repurchase authorization, we may repurchase our common stock at any time or from time to time, without prior notice, subject to prevailing market conditions and other considerations.

As of April 1, 2023, total debt was $571 million, consisting of $300 million of senior secured notes that mature in 2029 and $271 million of finance leases. Available liquidity was $723 million which included an undrawn revolving credit facility that had $346 million of availability plus cash and cash equivalents of $376 million. Net debt was $195 million, resulting in a net leverage ratio of 0.6x on trailing twelve-month Adjusted EBITDA of $322 million.

MARKET AND SECOND QUARTER 2023 UPDATE
Our end-markets, including repair and remodel, new residential construction, and commercial construction, continue to experience pressure from the higher interest rate environment and economic uncertainty, resulting in lower activity levels and a decrease in demand for building products. In the first quarter, we experienced a meaningful decline in volume for some of our key product categories, particularly those tied to new residential construction like engineered wood products, associated with the double-digit decline in single-family housing starts year-over-year.

Through the first four weeks of the second quarter of 2023, specialty product gross margin was in the range of 18% to 19% and structural product gross margin was in the range of 10% to 11%. Average daily sales volumes for both specialty and structural products were slightly improved versus the first quarter of 2023. The Company will continue to evaluate market pricing for wood-based commodities and adjust accordingly at the end of each period.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on May 3, 2023, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com/events-and-presentations/default.aspx, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
Passcode: 13737817

To listen to a replay of the teleconference, which will be available through May 17, 2023:

Domestic Replay: 1-844-512-2921
Passcode: 13737817

ABOUT BLUELINX
BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 customers including national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACTS
Noel Ryan
(720) 778-2415
investor@bluelinxco.com

Marketing & Communications
mediarequest@bluelinxco.com

NON-GAAP MEASURES
The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income and Adjusted Earnings Per Share. BlueLinx defines Adjusted Net Income as net income adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings Per Share (basic and/or diluted) as the Adjusted Net Income for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented.

We believe that Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure.

Net Debt and Net Leverage Ratio. BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our senior secured notes and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could”, “expect,” “estimate,” “intend,” “may”, “project,” “plan,” “should”, “will”, “will be,” “will likely continue,” “will likely result””, “would” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our confidence in the Company’s long-term growth strategy; our ability to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; the demand outlook for construction materials and expectations regarding new home construction, repair and remodel activity and continued investment in existing and new homes; our positioning for long-term value creation; our efforts and ability to generate profitable growth; our ability to increase net sales in specialty product categories; our ability to generate profits and cash from sales of specialty products; our multi-year capital allocation plans; our ability to manage volatility in wood-based commodities; our improvement in execution and productivity; our efforts and ability to maintain a disciplined capital structure and capital allocation strategy; our ability to maintain a strong balance sheet; our ability to focus on operating improvement initiatives and commercial excellence; and whether or not the Company will continue any share repurchases.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; competition; changes in the supply and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; potential acquisitions and the integration and completion of such acquisitions; business disruptions; effective inventory management relative to our sales volume or the prices of the products we distribute; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the effect of global pandemics such as COVID-19 and other widespread public health crisis and their effects on our business ; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices; availability of third-part freight providers; changes in insurance-related deductible/retention reserves based on actual loss experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; changes in actuarial assumptions for our pension plan; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; variable interest rate risk under certain indebtedness changes in, or interpretation of, accounting principles; stock price fluctuations; the possibility that we could be the subject of securities class action litigation due to stock price volatility; possibility of unfavorable research about our business or industry or lack of coverage or reporting; activities of activist shareholders; and indebtedness terms that limit our ability to pay dividends on common stock.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	April 1, 2023	April 2, 2022
	(In thousands, except per share data)
Net sales	$797,904	$1,302,305
Cost of sales	664,365	1,011,254
Gross profit	133,539	291,051
Gross margin	16.7%	22.3%
Operating expenses (income):
Selling, general, and administrative	91,174	91,289
Depreciation and amortization	7,718	6,746
Amortization of deferred gains on real estate	(984)	(984)
Other operating expenses	3,116	838
Total operating expenses	101,024	97,889
Operating income	32,515	193,162
Non-operating expenses:
Interest expense, net	7,687	11,293
Other expense, net	594	1,138
Income before provision for income taxes	24,234	180,731
Provision for income taxes	6,422	47,322
Net income	$17,812	$133,409

Basic income per share	$1.96	$13.72
Diluted income per share	$1.94	$13.19

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 1, 2023	December 31, 2022
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$376,234	$298,943
Accounts receivable, less allowances of $3,733 and $3,449, respectively	298,888	251,555
Inventories, net	409,324	484,313
Other current assets	29,295	42,121
Total current assets	1,113,741	1,076,932
Property and equipment, at cost	365,667	360,869
Accumulated depreciation	(157,807)	(155,260)
Property and equipment, net	207,860	205,609
Operating lease right-of-use assets	43,548	45,717
Goodwill	55,372	55,372
Intangible assets, net	33,879	34,989
Deferred tax assets	55,956	56,169
Other non-current assets	15,374	15,254
Total assets	$1,525,730	$1,490,042
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$177,046	$151,626
Accrued compensation	13,115	22,556
Finance lease liabilities - short-term	5,087	7,089
Operating lease liabilities - short-term	6,756	7,432
Real estate deferred gains - short-term	3,935	3,935
Pension benefit obligation - short-term	1,795	1,521
Other current liabilities	20,619	16,518
Total current liabilities	228,353	210,677
Non-current liabilities:
Long-term debt, net of debt issuance costs of $3,854 and $4,057, respectively	292,753	292,424
Finance lease liabilities - long-term	265,677	265,986
Operating lease liabilities - long-term	38,142	40,011
Real estate deferred gains - long-term	69,452	70,403
Other non-current liabilities	20,604	20,512
Total liabilities	914,981	900,013
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,088,972 and 9,048,603 outstanding on April 1, 2023 and December 31, 2022, respectively	91	90
Additional paid-in capital	203,427	200,748
Accumulated other comprehensive loss	(31,184)	(31,412)
Accumulated stockholders’ equity	438,415	420,603
Total stockholders’ equity	610,749	590,029
Total liabilities and stockholders’ equity	$1,525,730	$1,490,042

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	April 1, 2023	April 2, 2022
	(In thousands)
Cash flows from operating activities:
Net income	$17,812	$133,409
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	7,718	6,746
Amortization of debt discount and issuance costs	329	263
Deferred income tax	213	(1,994)
Amortization of deferred gains from real estate	(984)	(984)
Share-based compensation	4,569	2,162
Changes in operating assets and liabilities:
Accounts receivable	(47,333)	(157,419)
Inventories	74,989	(74,097)
Accounts payable	25,420	50,072
Taxes payable	—	47,057
Pension contributions	—	(221)
Other current assets	5,953	(601)
Other assets and liabilities	279	(2,156)
Net cash provided by operating activities	88,965	2,237

Cash flows from investing activities:
Proceeds from sale of assets	37	49
Property and equipment investments	(9,008)	(2,509)
Net cash used in investing activities	(8,971)	(2,460)

Cash flows from financing activities:
Common stock repurchase and retirement	—	(6,427)
Repurchase of shares to satisfy employee tax withholdings	(570)	(393)
Principal payments on finance lease liabilities	(2,133)	(3,722)
Net cash used in financing activities	(2,703)	(10,542)

Net change in cash and cash equivalents	77,291	(10,765)
Cash and cash equivalents at beginning of period	298,943	85,203
Cash and cash equivalents at end of period	$376,234	$74,438

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Trailing Twelve Months Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
	(In thousands)		(In thousands)
Net income	$17,812	$133,409	$180,579	$367,685
Adjustments:
Depreciation and amortization	7,718	6,746	28,585	27,473
Interest expense, net	7,687	11,293	38,666	38,962
Term loan debt issuance costs(1)	—	—	—	1,603
Provision for income taxes	6,422	47,322	57,685	123,319
Share-based compensation expense	4,569	2,162	12,024	7,342
Amortization of deferred gains on real estate	(984)	(984)	(3,934)	(3,937)
Gain from sales of property(1)	—	—	(144)	(7,140)
Pension termination and related expenses(1)(2)	594	—	594	—
Acquisition-related costs(1)(3)	100	—	1,355	214
Restructuring and other(1)(4)	3,016	2,338	6,982	4,278
Adjusted EBITDA	$46,934	$202,286	$322,392	$559,799

(1)Reflects non-recurring items of approximately $3.7 million in beneficial items to the current quarter and approximately $2.3 million in beneficial items to the same quarterly period of the prior year. For the trailing twelve months ended, reflects approximately $8.8 million of non-recurring, beneficial items in the current period and $1.0 million of non-recurring, non-beneficial items in the prior period.
(2)Reflects expenses related to our previously disclosed termination of the BlueLinx Corporation Hourly Retirement Plan.
(3)Reflects primarily legal, professional, technology and other integration costs.
(4)Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items.

The following tables reconciles net income and diluted income per share to adjusted net income and adjusted diluted income per share:

	Three Months Ended
	April 1, 2023	April 2, 2022
	(In thousands, except per share data)
Net income	$17,812	$133,409
Adjustments:
Share-based compensation expense	4,569	2,162
Amortization of deferred gains on real estate	(984)	(984)
Pension termination and related expenses	594	—
Acquisition-related costs	100	—
Restructuring and other	3,016	2,338
Tax impacts of reconciling items above (1)	(1,933)	(921)
Adjusted net income	$23,174	$136,004

Basic EPS	$1.96	$13.72
Diluted EPS	$1.94	$13.19

Weighted average shares outstanding - Basic	9,059	9,720
Weighted average shares outstanding - Diluted	9,157	10,113

Non-GAAP Adjusted Basic EPS	$2.55	$13.99
Non-GAAP Adjusted Diluted EPS	$2.53	$13.44

(1)Tax impact calculated based on the effective tax rate for the respective three-month periods presented.

The following schedule presents our Adjusted EBITDA margin as a percentage of net sales:

	Three Months Ended
	April 1, 2023	April 2, 2022
	(In thousands)
Net sales	$797,904	$1,302,305
Adjusted EBITDA	46,934	202,286
Adjusted EBITDA margin	5.9%	15.5%

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Months Ended
	April 1, 2023	April 2, 2022
	(In thousands)
Net sales by product category
Specialty products	$567,838	$767,907
Structural products	230,066	534,398
Total net sales	$797,904	$1,302,305

Gross profit by product category
Specialty products	$106,627	$184,099
Structural products	26,912	106,952
Total gross profit	$133,539	$291,051

Gross margin % by product category
Specialty products	18.8%	24.0%
Structural products	11.7%	20.0%
Total gross margin %	16.7%	22.3%

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Three Months Ended
	April 1, 2023	April 2, 2022
	(In thousands)
Finance lease liabilities - short term	$5,087	$7,264
Long term debt(1)	300,000	300,000
Finance lease liabilities - long term	265,677	264,676
Total debt	570,764	571,940
Less: available cash	376,234	74,438
Net Debt	194,530	497,502
Trailing twelve month Adjusted EBITDA	$322,392	$559,799
Net Leverage Ratio	0.6x	0.9x

(1) For the three months ended April 1, 2023 and April 2, 2022, our long-term debt is comprised of $300.0 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our condensed consolidated balance sheets at $292.8 million and $291.5 million at April 1, 2023 and April 2, 2022, respectively. This presentation is net of their discount of $3.4 million and $3.9 million and the combined carrying value of our debt issuance costs of $3.9 million and $4.6 million as of April 1, 2023 and April 2, 2022, respectively. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio.

The following schedule presents free cash flow:

	Three Months Ended
	April 1, 2023	April 2, 2022
	(In thousands)
Net cash provided by operating activities	$88,965	$2,237
Less: Property and equipment investments	(9,008)	(2,509)
Free cash flow	$79,957	$(272)